For Immediate Release

LL Flooring announces CHIEF FINANCIAL OFFICER transition

RICHMOND, VIRGINIA — November 16, 2022 — LL Flooring, (NYSE:LL), one of the nation’s largest specialty retailers of high-quality, hard-surface flooring, today announced that its Executive Vice President and Chief Financial Officer Nancy Walsh has decided to pursue another opportunity and will be leaving the Company effective December 9, 2022.

The Company has launched an executive search process to identify a new CFO with the assistance of Crist Kolder, a leading executive search firm. In the interim, LL Flooring has established an Office of the CFO, which will be comprised of the Company’s Senior Vice President and Chief Accounting Officer, Vice President of Financial Planning and Analysis and Vice President of Investor Relations. The Office of the CFO will report directly to President and Chief Executive Officer Charles Tyson.

“I want to thank Nancy for her leadership and contributions to LL Flooring over the past three years and we wish her all the best in her next chapter,” said Mr. Tyson. “Importantly, Nancy leaves behind a strong finance organization, including recently added experienced new leaders in accounting.”

“I am proud of our team and our accomplishments to position LL Flooring for long-term value creation,” said Nancy Walsh. “It has been an honor to work alongside so many talented colleagues and I look forward to following the Company’s success in the future.”

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with 440 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring's online tools also help empower customers to find the right solution for the space they've envisioned. LL Flooring's extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring's products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://www.llflooring.com/corp/quality.html
●	Follow us on social media: Facebook, Instagram and Twitter

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For further information contact:

LL Flooring Investor Relations

Julie MacMedan

jmacmedan@llflooring.com

Tel: 804-338-1195